UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 13, 2017

ZELTIQ Aesthetics, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-35318	27-0119051
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
4410 Rosewood Drive
Pleasanton, CA 94588
(Address of principal executive offices and zip code)
Registrant’s telephone number, including area code: (925) 474-2500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

¬	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

¬	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

¬	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On February 13, 2017, ZELTIQ Aesthetics, Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Allergan Holdco US, Inc., a Delaware corporation (“Parent”), and Blizzard Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub” ).

Merger Agreement

Pursuant to the Merger Agreement, Merger Sub will merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation (the “Surviving Corporation”). As a result of the Merger, each share of the Company’s common stock issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”) (other than shares held (1) by the Company (or held in the Company’s treasury), (2) by Parent, Merger Sub or any other wholly owned subsidiary of Parent or (3) by stockholders of the Company who have validly exercised their dissenters’ rights under Delaware law) will be converted into the right to receive $56.50 in cash, without interest and subject to any required tax withholding.

Effective as of immediately prior to the Effective Time, each outstanding and unexercised vested stock option under the Company’s 2005 Stock Option Plan, 2011 Equity Incentive Plan and 2012 Stock Plan (collectively, the “Stock Plans”) will be cancelled and converted into the right to receive cash from the Surviving Corporation equal to the number of shares subject to such option multiplied by the excess, if any, of the Merger Consideration over the exercise price of such option, without interest and subject to all applicable tax withholding. Effective as of immediately prior to the Effective Time, each outstanding vested restricted stock unit under the Stock Plans will be cancelled and converted into the right to receive cash from the Surviving Corporation equal to the number of shares subject to such restricted stock unit multiplied by the Merger Consideration, without interest and subject to all applicable tax withholding. At the Effective Time, each outstanding and unvested stock option and each outstanding restricted stock unit under the Stock Plans will be converted into a corresponding option to purchase ordinary shares of Allergan plc (“Allergan Common Stock”) or a corresponding award of restricted stock units with respect to Allergan Common Stock, as the case may be, on the same terms and conditions as were applicable under such Company option or Company restricted stock unit (but taking into account any changes thereto, including any acceleration or vesting thereof, provided for in the relevant Stock Plan, or in the related award document (including any employment agreement or retention policy) by reason of the Merger), as adjusted based on an exchange ratio. Effective as of immediately prior to the Effective Time, each outstanding performance stock unit under the Stock Plans shall vest with respect to the maximum number of shares thereunder and will be cancelled and converted into the right to receive cash from the Surviving Corporation equal to the maximum number of shares subject to such restricted stock unit multiplied by the Merger Consideration, without interest and subject to all applicable tax withholding. The Company will terminate the Company’s Employee Stock Purchase Plan effective as of the Effective Time and will not permit any new offering period to begin prior to the Effective Time.

The Merger Agreement contains representations and warranties customary for transactions of this type. The Company has agreed to various customary covenants and agreements, including, among others, covenants (1) to conduct in all material respects its business and operations in the ordinary course during the period between the date of the Merger Agreement and the Effective Time, (2) not to engage in certain specified transactions or activities during such period without Parent’s prior consent, (3) not to solicit, initiate or knowingly facilitate or encourage any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, an “acquisition proposal,” (4) not to engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person any non-public information in connection with or for the purpose of knowingly encouraging or facilitating, an acquisition proposal, (5) enter into any letter of intent, acquisition agreement, agreement in principle or similar agreement with respect to an acquisition proposal or any proposal or offer that could reasonably be expected to lead to an acquisition proposal, (6) to file a proxy statement and cause a special stockholder meeting to be held regarding the approval of the Merger Agreement and the principal terms of the Merger and (7) subject to certain exceptions, for the board of directors of the Company to recommend that the stockholders approve the adoption of the Merger Agreement and not withdraw or modify its recommendation of the Merger to the Company’s stockholders.

The completion of the Merger is subject to the satisfaction or waiver of a number of closing conditions, including, among others, (1) adoption of the Merger Agreement by the holders of a majority of the Company’s outstanding common stock, (2) the absence of any “material adverse effect” on the Company occurring after the date of the Merger Agreement that is continuing as of the Effective Time, (3) the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR”) and any applicable waiting period imposed by foreign antitrust laws, (4) the absence of any legal prohibitions or certain governmental proceedings affecting the closing of the Merger and (5) subject to certain materiality qualifications, the continued accuracy of the Company’s representations and warranties, and continued compliance by the Company with covenants and obligations (to be performed at or prior to the closing of the Merger), as of the closing of the Merger.

The Merger Agreement also includes termination provisions for both the Company and Parent. In connection with a termination of the Merger Agreement under specified circumstances involving competing transactions, a change in the Company’s board of directors’ recommendation of the Merger to the Company’s stockholders or other triggering events, the Company may be required to pay Parent a termination fee of $74 million. In connection with a termination of the Merger Agreement under specified circumstances involving failure to obtain HSR clearance to consummate the Merger within nine months from the date of the Merger Agreement, subject to two extensions of up to 90 days each (provided other closing conditions are satisfied) or legal restraint of the Merger arising under HSR, Parent may be required to pay the Company a reverse termination fee of $75 million.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the

Merger Agreement, a copy of which is attached hereto as Exhibit 2.1 and incorporated herein by reference.

The Merger Agreement has been included to provide investors and stockholders with information regarding its terms. It is not intended to provide any other factual information about the Company. The Merger Agreement contains representations and warranties that the parties to the Merger Agreement made to and solely for the benefit of each other. The assertions embodied in such representations and warranties are qualified by information contained in the confidential disclosure schedules that the Company delivered to Parent in connection with signing the Merger Agreement. Accordingly, investors and stockholders should not rely on such representations and warranties as characterizations of the actual state of facts or circumstances, since they were only made as of the date of the Merger Agreement and are modified in important part by the underlying disclosure schedules. Moreover, information concerning the subject matter of such representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Executive Compensation Arrangements

On February 13, 2017, in connection with the approval of the Merger Agreement, the board of directors of the Company approved and authorized the Company to enter into an amendment to the offer letters of each of Mike Fitzgerald, the Company’s Senior Vice President, Global Human Resources, Sergio Garcia, the Company’s Senior Vice President, General Counsel and Corporate Secretary, Taylor C. Harris, the Company’s Senior Vice President and Chief Financial Officer, and Todd E. Zavodnick, the Company’s President, International, to provide each such individual, if such individual is subjected to the excise tax under Section 280G of the Internal Revenue Code, with a payment such that each will retain an amount equal to the amount he would have received had the excise tax not applied. If the Merger does not occur, these amendments will be null and void.

Cautionary Statement Regarding Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements regarding the merger. These statements are based on plans, estimates and projections at the time the Company makes the statements, and readers should not place undue reliance on them. In some cases, readers can identify forward-looking statements by the use of forward-looking terms “may” and “will.” Forward-looking statements involve inherent risks and uncertainties, and the Company cautions readers that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statement. Factors that could cause actual results to differ materially from those described in this Current Report on Form 8-K include, among others: the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement and the inability to complete the proposed merger due to the failure to obtain stockholder approval for the proposed merger or the failure to satisfy other conditions to completion of the proposed merger, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction. Additional risks are described in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2016, and its subsequently filed reports with the Securities and Exchange Commission (“SEC”). Readers are cautioned not to place undue reliance on the forward-looking statements included in this Current Report on Form 8-K, which speak only as of the date hereof. The Company does not undertake to update any of these statements in light of new information or future events.

Additional Information and Where to Find It.

In connection with the proposed transaction, the Company will be filing documents with the SEC, including preliminary and definitive proxy statements relating to the proposed transaction.  The definitive proxy statement will be mailed to Company stockholders in connection with the proposed transaction.  BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PRELIMINARY AND DEFINITIVE PROXY STATEMENTS AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER OR INCORPORTED BY REFERENCE IN THE PROXY STATEMENT WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.  Investors and security holders may obtain free copies of these documents (when they are available) and other related documents filed with the SEC at the SEC’s web site at www.sec.gov, on the Company’s website at www.zeltiq.com or by contacting ZELTIQ Aesthetics Investor Relations at (925) 474-2500.

The Company, Parent and their respective directors and executive officers may be deemed participants in the solicitation of proxies from the stockholders of the Company in connection with the proposed transaction.  Information regarding the special interests of the Company’s directors and executive officers in the proposed transaction will be included in the proxy statement described above.  These documents are available free of charge at the SEC’s web site at www.sec.gov and from ZELTIQ Aesthetics Investor Relations as described above. Information about Parent’s directors and executive officers can be found in Allergan’s definitive proxy statement filed with the SEC on March 25, 2016. You can obtain a free copy of this document at the SEC’s website at www.sec.gov or by accessing Parent’s website at www.allergan.com and clicking on the “Investors” link and then clicking on the “SEC Filings” link.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits

Exhibit	Description

2.1	Agreement and Plan of Merger, dated as of February 13, 2017, by and among Allergan Holdco US, Inc., Blizzard Merger Sub, Inc. and ZELTIQ Aesthetics, Inc.*

*	Schedules omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of such schedules, or any section thereof, to the SEC upon request.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZELTIQ AESTHETICS, INC.

Date: February 15, 2017	By:	/s/ Sergio Garcia
Sergio Garcia
Senior Vice President, General Counsel & Secretary

EXHIBIT INDEX

Exhibit	Description

2.1	Agreement and Plan of Merger, dated as of February 13, 2017, by and among Allergan Holdco US, Inc., Blizzard Merger Sub, Inc. and ZELTIQ Aesthetics, Inc.*

*	Schedules omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of such schedules, or any section thereof, to the SEC upon request.